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                                                                  EXHIBIT 99.2

          SIMMONS COMPANY SELECTS WAYCROSS, GEORGIA FOR PLANT LOCATION


ATLANTA, (OCTOBER 15, 2003) - Simmons Company, the second largest bedding manufacturer in the United States, has announced plans for a new state-of-the-art manufacturing facility in Waycross, Georgia. This new plant will replace the company's facility in Jacksonville, Florida, which the company announced last month it would be closing when that lease expires later this year.

         In making this announcement, Simmons Company Chairman Charlie Eitel noted, "As a Georgia-based company, with our headquarters in Atlanta, we are extremely excited about building a new manufacturing plant in Waycross. In finalizing the plans for this new plant, state and local officials have demonstrated a professionalism and sense of community that is very consistent with the culture of the Simmons Company. We are excited about starting work on this new facility, which we anticipate will be about 215,000 square feet, employ around 225 associates and begin operations by May, 2004."

         Mr. Eitel continued, "Our Waycross plant will be designed to reflect a new level of operational excellence, employing all the improvements we have developed over the last few years to create a state-of-the-art bedding plant to better serve our customers in the Southern Georgia and Florida market."

         Atlanta-based Simmons Company is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products including Beautyrest(R), BackCare(R), BackCare Kids(TM), Olympic(R) Queen, Deep Sleep(R) and sang(TM). The Company operates 18 plants throughout the United States and Puerto Rico. Simmons is committed to helping consumers attain a higher quality of sleep and supports that mission through its Better Sleep Through Science(R) philosophy, which includes developing superior mattresses and promoting a sound and smart sleep routine. For more information, consumers and customers can visit the Company's new Web site at www.simmons.com.